UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

MORGAN STANLEY
(Name of Registrant as Specified in its Charter)

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A Message Regarding the 2008 Annual Meeting of Shareholders

Morgan Stanley’s 2008 annual meeting of shareholders will be held at 9:00 a.m. Eastern Daylight Time on April 8th at our Global Wealth Management Group headquarters in Purchase, NY.  Shareholders will be able to vote on:

•	electing our directors;

•	ratifying the appointment of Deloitte & Touche LLP as independent auditor;

•	amending and restating our Certificate of Incorporation to eliminate all supermajority voting requirements; and

•
two shareholder proposals: (i) to adopt a policy that shareholders vote annually on a non-binding advisory resolution to ratify the compensation of the named executive officers set forth in our proxy statement; and (ii) to prepare a report for shareholders that describes how our investment policies address or could address human rights issues.

Our Board of Directors recommends that shareholders vote "FOR" the director nominees, auditor ratification and the proposal to amend and restate the Certificate of Incorporation to eliminate all supermajority voting requirements and "AGAINST" the two shareholder proposals. The Board's rationale for these recommendations is set forth in our proxy statement.

If you hold shares in any of the Company’s employee plans, you will receive proxy materials and voting instructions via e-mail. The instructions will inform you how to vote through our intranet or by telephone. If you prefer to vote your shares using a proxy card, you will be able to request one.

If you also hold shares in a brokerage account or in your own name, you will receive separate proxy cards to vote such shares. Please be sure to vote these shares in addition to any shares that you hold through any of our employee plans. Please read and follow the voting instructions on each card.

Thank you for your continued support of and investment in Morgan Stanley.

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We encourage you to read the proxy statement as it contains important information. You may obtain a copy of the proxy statement and Morgan Stanley’s Annual Report on Form 10-K at http://www.morganstanley.com/proxydocuments08. All annual, quarterly and current reports are also available on both the U.S. Securities and Exchange Commission’s website www.sec.gov and on our public website at www.morganstanley.com/about/ir/sec_filings.html.

Morgan Stanley’s directors, officers and employees may solicit proxies. Information regarding their interests can be found in the proxy statement.
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